Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 22, 2009 relating to the statements of net assets available for benefits as of December 31, 2008 and 2007, the statements of changes in net assets available for benefits for the years ended December 31, 2008 and 2007 and the related supplemental Schedule G, Part III Nonexempt Transactions and Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2008, which appears in the Constellation Energy Group, Inc. Employee Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

June 4, 2010